FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	02/03/2010
Settle Date	02/11/2010
Security Name	NY ENV FAC CWD 5% 06/15/23
CUSIP	64986AJ51
Price	111.905
Transaction Value	$3,077,387.50
Class Size	254,665,000
% of Offering	1.08%
Underwriter Purchased From	Siebert Brandford Shank & Co., LLC
Underwriting Members: (1)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup, Inc.
Underwriting Members: (4)	Ramirez & Co., Inc.
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	Raymond James & Associates, Inc.
Underwriting Members: (7)	Goldman, Sachs & Co.
Underwriting Members: (8)	Lebenthal & Co., LLC
Underwriting Members: (9)	RBC Capital Markets
Underwriting Members: (10)	Grigsby & Associates, Inc.
Underwriting Members: (11)	Loop Capital Markets, LLC
Underwriting Members: (5)	Rice Financial Products Company
Underwriting Members: (6)	J.P. Morgan
Underwriting Members: (7)	M.R. Beal & Company
Underwriting Members: (8)	Roosevelt & Cross Incorporated
Underwriting Members: (9)	Jefferies & Company
Underwriting Members: (10)	Morgan Stanley
Underwriting Members: (11)	Wachovia Bank, National Association